Exhibit 10.3

THESE SECURITIES AND THE SECURITIES INTO WHICH THEY CONVERT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND COMPANY RESTRICTIONS.

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, JUPITER WELLNESS, INC., a Delaware corporation, its successors and assigns (the “Company) promises to pay to the order of Greentree Financial Group, Inc., a Florida corporation (“Holder”), in immediately available funds, the aggregate principal amount set forth below (the “Principal Amount”), plus all accrued interest thereon, in accordance with the terms of this Convertible Promissory Note (“Note”).

EFFECTIVE DATE:	May 11, 2021
PRINCIPAL AMOUNT:	$2,500,000
ORIGINAL ISSUANCE DISCOUNT:	5% of principal amount, or $125,000
NET PROCEEDS TO THE COMPANY:	$2,375,000
MATURITY DATE:	November 10, 2021

1.	INCORPORATION. This Note is being issued pursuant to the terms of that certain Loan Agreement, dated as of May 11, 2021 by and between the Company and the Holder (the “Loan Agreement”). If not otherwise defined herein, all capitalized terms herein shall have the meanings given to them in the Loan Agreement. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Loan Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Note and the Loan Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Loan Agreement.

2.	PAYMENT. All outstanding principal and accrued but unpaid interest and fees shall be due and payable six-months from the Effective Date (“Maturity Date”). Payment shall be made at Holder’s address at 7951 SW 6th Street, Suite 216, Plantation, FL 33324, or as otherwise directed by Holder. Notwithstanding the above, this Note is convertible to Common Stock at $6.00 per share or the Alternative Conversion Price if in default as set forth in Section 5(b). In the event that the Company consummates any kinds of financing of at least $5.0 million while the Note is outstanding (a “Qualified Financing”), the Company agrees to apply all proceeds from its Qualified Financing to repayment of this Note until it has been paid in full.

3.	INTEREST. Interest shall accrue on the unpaid principal balance of this Note at the annual rate of Eight Percent (8%) until the entire Principal Amount is paid in full. Interest shall not be compounded and shall be computed on the basis of a three hundred sixty (360) day year comprised of twelve (12) months of thirty (30) days each, with any calculation based upon a partial month of less than thirty (30) days based on actual days lapsed. The Company will make interest payments quarterly, with the first interest payment due three (3) months from the Effective Date hereof and on each 3 months from such date until all interest and outstanding principal is paid in full.

4.	PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note before the Maturity Date, without any penalty; provided, that it shall provide Holder with fifteen (15) days’ advanced written notice of its intent to prepay this Note. Holder shall have the option to elect to convert this Note per the terms of this Note and the Loan Agreement at any time prior to the Company’s prepayment. Any partial prepayments would be applied to accrued interest balance first, then fees and then principal.

5.	CONVERSION.

a)	Upon advance written notice (“Conversion Notice”), at any time or from time to time, the Holder at its sole option, may convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the common stock of the Company (the “Common Stock”). Any amount so converted under this Note will be converted into common stock of the Company at $6.00 per share (“Conversion Price”), which will be adjusted to Alternative Conversion Price if any event of default occurs.

b)	Alternative Conversion Price should be $5.00 per share but it shall only be applicable if the Company is in default on the Note.

c)	Conversion Limitation. Notwithstanding any other provision of this Note, the Holder may not convert this Note if such conversion would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 4.9% of its total issued and outstanding common or voting shares. Upon not less than sixty-one (61) days advance written notice, at any time or from time to time, the Holder at its sole discretion, may waive this 4.9% conversion limit. However, under any circumstance, the Holder may not convert this Note if such conversion would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 9.9% of its total issued and outstanding common or voting shares. Any common shares converted under this Note need to be delivered to the Holder within three (3) business days of the receipt of Conversion Notice.

d)	Authorized and Reserved Shares. The Company covenants that at all times until the Note is satisfied in full, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of a number of shares of Common issuable upon the full conversion of this Note (assuming no payment of Principal Amount or interest) as of any issue date (taking into consideration any adjustments to the conversion price) multiplied by (ii) two (2) (the “Reserved Amount”). The initial Reserved Amount as of the Issue Date shall be 1,000,000. In the event that the Company shall be unable to reserve the entirety of the Reserved Amount (the “Reserve Amount Failure”), the Company shall promptly take all actions necessary to increase its authorized share capital to accommodate the Reserved Amount (the “Authorized Share Increase”), including without limitation, all board of directors actions and approvals and promptly (but no less than 60 days following the calling and holding a special meeting of its shareholders no more than 60 days following the Reserve Amount Failure to seek approval of the Authorized Share Increase via the solicitation of proxies. The Company represents that upon issuance, the conversion shares will be duly and validly issued, fully paid and non-assessable. The Company (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the conversion shares or instructions to have the conversion shares issued as contemplated by this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or cause the Company to electronically issue shares of Common Stock to execute and issue the necessary certificates for the conversion shares or cause the conversion shares to be issued as contemplated in accordance with the terms and conditions of this Note.

6.	CONVERSION COST. The Company agrees to reimburse the Holder’s certificate processing cost by adding $1,500 to the Principal for each note conversion of at least $150,000 effected by Holder. If the conversion is for less than that amount, the Holder shall be responsible for any costs.

7.	COMMON SHARE ISSUANCE. Upon receipt by the Company of a written request from Holder to convert any amount due under any Note, subject to any limitations on conversion contained in any Note, the Company shall have three (3) business days (“Delivery Date”) to issue the shares of Common Stock rightfully listed in such request. If the Company fails to timely deliver the shares, the Company shall pay to Holder in immediately available funds $1,000 per day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Holder, may be added to the principal under any Note. The Company agrees that the right to convert the Notes is a valuable right to Holder and a material consideration of it entering this Note and the Loan Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Holder due to any such breach. The parties agree that this Section is not intended to in any way limit Holder’s right to pursue other remedies, including actual damages and/or equitable relief.

8.	ADJUSTMENTS.

a)	In case the Company shall at any time prior to the conversion of the Note, or the maturity of the Note, whichever occurs later, effect a recapitalization or reclassification of such character that its Common Stock shall be changed into or become exchangeable for a larger number of shares, then the Conversion Price shall be appropriately adjusted to reflect any such event.

9.	REGISTRATION RIGHTS.

This Note will have registration rights. The Company shall prepare and file with the United States Securities and Exchange Commission (the “Commission” or “SEC”) a registration statement on Form S-1 (the “Form S-1” or “Registration Statement”) within 30 days from the Effective Date to cover two times the Common Stock underlying the Note conversion based on the Alternative Conversion Price. The Form S-1 must be effective within 45 days from the filing date. There shall be monthly liquidated damages equal to 2% of the Principal Amount (the “Liquidated Damage Penalty”) if the Registration Statement is not filed within 30 days from the Effective Date and / or declared effective within 45 days from the filing date of the Form S-1, which damages shall accrue each month until the applicable breach (failure to timely file, failure to timely have declared effective, or both) has been cured.The maximum penalty under this Section 9 shall be 10% if a Rule 144 resale exemption on the shares underlying the Note is available and continues to be available while the Note has an any outstanding balances. The parties acknowledge and agree that damages which will result to Holder for Company’s failure to timely file or have declared effective the Registration Statement shall be extremely difficult or impossible to establish or prove, and agree that the payment of Liquidated Damage Penalty is a reasonable estimate of potential damages and shall constitute liquidated damages for any breach of this paragraph. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Holder, added to the principal of this Note. The legal fees associated with filing the Form S-1 shall be paid by Company.

If (i) the Registration Statement on Form S-1 is not filed with the Commission within 30 days from the Effective Date, (ii) the Registration Statement has not been declared effective by the Commission within 45 days from the filing date of the Registration Statement, or (iii)  any registration statement required by this Agreement is filed and declared effective by the Commission but shall thereafter cease to be effective or fail to be usable for its intended purpose (each such event referred to as a “Registration Default”), the Company hereby agrees to pay to the Holder Liquidated Damage Penalty as set forth in Section 9 until the Form S-1 takes effective.  Following the cure of all Registration Defaults relating to any particular registrable Securities, Liquidated Damages shall cease to accrue; provided, however, that, if after Liquidated Damages have ceased to accrue, a different Registration Default occurs, Liquidated Damages shall again accrue pursuant to the foregoing provisions. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued.

10.	DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

a)	The non-payment, when due, of any principal or interest pursuant to this Note;

b)	The material breach of any representation or warranty in the Loan Agreement;

c)	The breach of any material covenant or undertaking herein or therein the Loan Agreement;

d)	The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

e)	The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company;

f)	The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve;

g)	The Company fails to maintain irrevocable TA instruction or file with the Company’s transfer agent along with a reserve of common shares sufficient to satisfy the Note based on a then hypothetical conversion scenario per the terms of the Note;

h)	The Company fails to maintain DTC or DWAC eligibility;

i)	The Company fails to stay current in its SEC reporting obligations or maintain its continued listing of the Company’s common stock on NASDAQ Global Market.

j)	The Company fails to deliver the Holder the shares of Common Stock rightfully listed in the Conversion Notice and Warrant Exercise Notice within three (3) business days;

k)	The Company defaults on any other debt or warrant agreement exceeding a value of $500,000;

l)	The Company breaches any other agreement it has with Holder or his assigns;

m)	The Company interferes with Holder’s or its assigns’ efforts to remove the restrictive legend from the Common Stock issued as a result of conversion of the Note when Holder or his assign has provided an attorney opinion letter opining that the shares are eligible to have the legend removed pursuant to Rule 144 or otherwise; or

n)	The Company fails to prepare and file with the Commission a registration statement on Form S-1 within 30 days from the Effective Date to cover the Common Stock underlying the Note and Warrants granted hereto, or the Form S-1 fails be effective within 45 days from the filing date of the Registration Statement.

There will be no cure period available for the Event of Default as defined in Sections 10(d), (e) and (n); Upon the occurrence of any other Event of Default, and provided such Event of Default as defined in Section 10, has not been cured by the Company within ten (10) business days after the occurrence of such Event of Default (except a payment default of any interest, principal and/or other amount when due, of which no cure period is available), the Holder, may, by written notice to the Company, declare all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, immediately due and payable (without advanced notice as may otherwise by required hereunder); provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. Upon the occurrence of an uncured Event of Default as set forth in paragraph (n), a Liquidated Damage Penalty is payable to Holder per month until Form S-1 takes effective. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued. Holder shall also have all other remedies available under law and equity. For an event of Default as provided in Section 10(n) above, the penalty shall be limited to the 2% per month penalty in Section 9 above.

In the event that Holder at its sole discretion elects to allow the Company to continue with repayment of the principal and interest on this Note after an Event of Default, the interest rate on the unpaid principal of this Note will change to 18% o (the “Default Interest Rate”). In the event of any changes under Florida law relating to the increases or decreases of allowable interest rates, this Note will be changed to the highest amount allowable under Florida law without notification or further ratification. As of the date of Default or any Event of Default, assuming the Holder allows reinstatement or continuation of this Note, the Default Interest Rate shall become the new rate of interest on this Note.

Any payments that the Holder allows under this section shall be made through a wire transfer of funds or Certified Check.

Upon the occurrence of any Event of Default, the Holder at any time, at its sole discretion, may elect to immediately (without prior notice) convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the Common Stock, according to the terms of this Note.

11.	NOTICE. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

If to the Company:

JUPITER WELLNESS, INC.

725 N. Hwy A1A, Suite C-106

Jupiter, FL 33477

Attn: Brian John

If to the Holder:

Greentree Financial Group, Inc.

7951 S.W. 6th Street, Suite 216

Plantation, Florida 33324

Attn: R. Chris Cottone

12.	SUCCESSION AND ASSIGNABILITY. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of his or its rights, interests, or obligations hereunder on his or its own discretion without further approval from the Company.

13.	GOVERNING LAW AND CONSENT TO JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law provisions. All disputes arising out of or in connection with this Note, or in respect of any legal relationship associated with or derived from this Note, shall only be heard in any competent court residing in Broward County, Florida. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Holder shall only be brought in such courts.

14.	ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder's rights, including reasonable attorney's fees, whether or not suit is instituted.

15.	CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

16.	SEVERABILITY. If any portion of this Note is declared by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severed from this Note, and the remaining part shall remain in full force and effect as if no such invalid or unenforceable provisions had been a part of this Note.

17.	WAIVER. Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance of any other provision of this Note by any other individual or entity. No prior waiver by Holder or course of dealing between Holder and any individual or entity collectively constituting the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

18.	This Note and the Loan Agreement (and the warrant issued thereunder) constitute the entire agreement between the parties relating to the subject matter hereof, and may not be altered or amended except by written agreement signed by the parties.

In witness whereof, the below parties signed and sealed this Note as of above date written.

JUPITER WELLNESS, INC.
(“COMPANY”)

By: /s/ Brian John
Name:
Title Chiel Executive Officer